As filed with the Securities and Exchange Commission on August 31, 2018
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Oasis Midstream Partners LP
(Exact name of registrant as specified in its charter)

Delaware	47-1208855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1001 Fannin Street, Suite 1500
Houston, Texas 77002
(281) 404-9500
(Address of principal executive offices, including zip code)
OASIS MIDSTREAM PARTNERS LP 2017 LONG TERM INCENTIVE PLAN
(Full title of the plan)
Nickolas J. Lorentzatos
Executive Vice President, General Counsel & Corporate Secretary
Oasis Midstream Partners LP
1001 Fannin Street, Suite 1500
Houston, Texas 77002
(281) 404-9500
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☑	(Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common units representing limited partner interests	330,140	$22.47	(2)	$7,418,246	(2)	$924	(3)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover an indeterminate number of additional Common Units that may become issuable as a result of unit splits, unit dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan. The Registrant is filing this Registration Statement to register an additional 330,140 common units representing limited partner interests (the “Common Units”) of Oasis Midstream Partners LP (the “Registrant”) that were automatically added to the number of Common Units reserved and available for issuance under the Oasis Midstream Partners LP 2017 Long Term Incentive Plan (the “Plan”) pursuant to a provision contained in the Plan, which provides that, on January 1, 2018 and January 1 of each calendar year occurring thereafter and prior to the expiration of the Plan, the maximum aggregate number of Common Units reserved and available for issuance under the Plan will automatically be increased by an amount equal to one percent (1%) of the number of Common Units outstanding on a fully diluted basis as of the close of business on the immediately preceding December 31 (calculated by adding the number of Common Units outstanding and all outstanding securities convertible into Common Units on such date on an as converted basis). The Common Units registered on this Registration Statement consist of (a) 275,117 Common Units reserved and available for delivery with respect to awards under the Plan and (b) 55,023 Common Units that may again become available for delivery with respect to awards under the Plan pursuant to the unit counting, unit recycling and other terms and conditions of the Plan.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act based on the average high and low sale prices of a Common Unit, as reported on the New York Stock Exchange on August 29, 2018.

(3)	Pursuant to General Instruction E to Form S-8, a registration fee is only being paid with respect to the registration of an additional 330,140 Common Units under the Plan.

EXPLANATORY NOTE
The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an aggregate of an additional 330,140 Common Units that may be issued under the Plan. These additional Common Units have become reserved and available for issuance as a result of the operation of the provision in the Plan which provides that the total number of shares subject to the Plan will be increased each year pursuant to a specified formula.
The contents of the Registrant’s registration statement on Form S-8 (File No. 333-220627) relating to the Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2017, is incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.
Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1
Certificate of Limited Partnership of Oasis Midstream Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 12, 2017 (File No. 333-217976))

4.2
Certificate of Amendment to Certificate of Limited Partnership of Oasis Midstream Partners LP (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 12, 2017 (File No. 333-217976))

4.3
Form of Amended and Restated Agreement of Limited Partnership of Oasis Midstream Partners LP (incorporated by reference to Appendix A to the Registrant’s Registration Statement on Form S-1/A filed with the Commission on September 11, 2017 (File No. 333-217976))

4.4
Oasis Midstream Partners LP 2017 Long Term Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 25, 2017 (File No. 333-220627))

4.5
Form of Restricted Unit Award Agreement (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 25, 2017 (File No. 333-220627))

4.6
Form of Restricted Unit Award Grant Notice (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on September 25, 2017 (File No. 333-220627))

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 31, 2018.

OASIS MIDSTREAM PARTNERS LP
By:	OMP GP LLC, its general partner
By:	/s/ Taylor L. Reid
	Name:	Taylor L. Reid
	Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Taylor L. Reid and Nickolas J. Lorentzatos and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement and the above Power of Attorney have been signed below by the following persons in the capacities indicated on August 31, 2018.

Name	Position
/s/ Taylor L. Reid	Director and Chief Executive Officer
Taylor L. Reid	(Principal Executive Officer)

/s/ Richard N. Robuck	Senior Vice President and Chief Financial Officer
Richard N. Robuck	(Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas B. Nusz	Chairman of the Board
Thomas B. Nusz

/s/ Michael H. Lou	Director
Michael H. Lou

/s/ Nickolas J. Lorentzatos	Director
Nickolas J. Lorentzatos

/s/ Matthew Fitzgerald	Director
Matthew Fitzgerald

/s/ Philip Kramer	Director
Philip Kramer

/s/ Harry Pefanis	Director
Harry Pefanis